Exhibit 10.19

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

ROYALTY PURCHASE AND AMENDMENT AGREEMENT

ROYALTY PURCHASE AND AMENDMENT AGREEMENT (this “Agreement”) dated as of September 5, 2007 between BioDelivery Sciences International, Inc., a Delaware corporation (“BDSI”) and CDC IV, LLC, a Delaware limited liability company (“CDC”) (BDSI and CDC are each a “Party” to this Agreement).

WITNESSETH:

WHEREAS, BDSI and CDC entered into the CDLA (as defined below), pursuant to which CDC has provided funding to BDSI for the clinical development of a certain BEMATM Fentanyl product;

WHEREAS, in connection with CDC’s funding of BDSI’s clinical development of a certain BEMATM Fentanyl product, CDC and BDSI have entered into a Securities Purchase Agreement, dated as of May 16, 2006, as amended from time to time (the “Purchase Agreement”), pursuant to which CDC has received a Right of First Negotiation pursuant to Section E(4) contained therein; and

WHEREAS, in consideration for amending the Purchase Agreement to make the Right of First Negotiating in Section E(4) into a Right of First Refusal, BDSI desires to assign, transfer and convey to CDC the right to receive certain royalty-based payments, and CDC desires to receive such right to receive certain royalty-based payments from BDSI, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the Parties hereto agree as follows:

1. Definitions. For the purposes hereof, the following terms shall have the indicated meanings:

a. “Acceptance Period” will have the meaning specified in Section 6(A) hereof.

b. “Acceptance Right” will have the meaning specified in Section 6(A) hereof.

c. “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least fifty percent (50%) of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests. For the avoidance of doubt, neither of the Parties shall be deemed to be an “Affiliate” of the other.

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d. “API” means active pharmaceutical ingredient.

e. “Approval” means the approval by the relevant Governmental Authority required for the initial launch, marketing and sale of the Product.

f. “BEMA” or “BEMA Technology” means the drug delivery technology licensed to Arius Pharmaceuticals, Inc., a wholly-owned subsidiary of BDSI (“Arius”), pursuant to (i) that certain License Agreement, dated May 27, 2004, by and between BDSI and QLT USA, Inc. (formerly Atrix Laboratories, Inc.; “Atrix”), as amended (the “Atrix License”) and (ii) that certain BEMA License Agreement, dated August 2, 2006, by and between Arius and Arius Two, Inc. (“Arius Two”), a wholly-owned subsidiary of BDSI (the “Arius Two License”; collectively, the “BEMA Licenses”), as amended.

g. “BEMA-Fentanyl” means BDSI’s product consisting of the Compound delivered using the BEMA Technology.

h. “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to be closed.

i. “CDLA” means that certain Clinical Development and License Agreement, dated as of July 14, 2005, by and among the CDC, as successor in interest of Clinical Development Capital LLC, BDSI, and Arius Pharmaceuticals, Inc., as amended.

j. “Closing” means the closing of the transactions contemplated hereby, subject to the terms and conditions herein.

k. “Closing Date” means the date on which all of the conditions to Closing set forth in Section 4 shall have been satisfied or waived by CDC.

l. “Compound” means fentanyl including without limitation metabolites or prodrugs thereof, and any hydrates, conjugates, salts, esters, isomers, polymorphs or analogues of any of the foregoing.

m. “Definitive Terms” will have the meaning specified in Section 6(A) hereof.

n. “Exchange Act” will have the meaning specified in Section 2 hereof.

o. “Exchange Act Filings” will have the meaning specified in Section 2 hereof.

p. “Financing Transaction” will have the meaning specified in Section 6 hereof.

q. “Governmental Authority” means any court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country, (b) any foreign, federal, state, county, city or other political subdivision thereof or (c) any supranational body.

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r. “Improvement” means any enhancement or modification of the Product’s use, dosage form, indication, line extension, presentation or formulation, in each case whether or not patentable, including the addition of any API.

s. “Laws” means all laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any Governmental Authority.

t. “CDC Option” will have the meaning specified in Section 3(b) hereof.

u. “Material Adverse Effect” means an effect that (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations or financial condition of BDSI and its Subsidiaries taken as a whole; (b) prevents or materially delays or would reasonably be expected to prevent or materially delay the filing of a new drug application (“NDA”) for BEMA-Fentanyl for a period in excess of *** months from ***, the approval of the NDA for BEMA-Fentanyl for a period in excess of *** months from *** or BDSI’s ability to launch, market and commercialize BEMA-Fentanyl for a period in excess of *** months from ***; or (c) prevents, or materially delays BDSI from performing its obligations under this Agreement or any Related Agreement in any material respect or materially delays consummating the transactions contemplated hereby or thereby or would reasonably be expected to have such effect.

v. “Net Sales” means the gross amounts billed or invoiced by BDSI and its Affiliates, sublicensees and distributors, and each of their successors and assigns, for sales of the Product throughout the world, less the following deductions to the extent included in the gross invoiced sales price:

i. bona fide discounts (including but not limited to cash discounts, trade discounts, quantity discounts, and prompt payment discounts), credits, rebates, refunds, allowances, cost of free goods, adjustments, rejections, recalls and returns, including rebates, refunds, allowances, or credits granted with respect thereto, and charge-back payments granted to managed health care organizations or to Governmental Authorities, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to wholesalers and chain and pharmacy buying groups, provided that such items relate to the Product and only the portion of such items related to the Product shall be deducted; and

ii. taxes, tariffs and similar obligations, duties or other governmental charges (other than income or corporation taxes) levied on, absorbed or otherwise imposed on sales of the Product;

If any such sales to third parties are made in transactions that are not at arm’s length between the buyer and the seller, then the gross amount to be

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included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length, subject to deductions set forth in subparagraphs (i) and (ii) above. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Product in arm’s-length transactions in such country. Notwithstanding the foregoing, amounts received by BDSI or its Affiliates, sublicensees or distributors for the sale of Product among BDSI and its Affiliates, sublicensees or distributors for resale shall not be included in the computation of Net Sales hereunder. Net Sales shall be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Product are giving rise to Net Sales.

Net Sales of a Combination Product (as defined below) shall be calculated as if the invoiced sales price for a Product included within the Combination Product is (i) the average sales price at which BDSI, its Affiliate, or a sublicensee or distributor thereof sells, in the calendar quarter of the applicable sale, the Product alone and not as a part of the Combination Product in the applicable country or, if the Product is not offered in a country except as part of the Combination Product, the average sales price at which the Product is sold alone across all countries in which such Product is sold, or (ii) to the extent the applicable Product has not been sold other than in a Combination Product, the amount reasonably specified between BDSI or its Affiliate, sublicensee, or distributor and any other party to an agreement regarding that Combination Product as the portion of the sales price attributable to the Product. In the event that BDSI includes a Product as part of a single bundled sale of separate products with separately stated prices, the Net Sales attributable to such Product shall be the higher of (i) the separately stated price stated for such Product sold in such bundled sale or (ii) the average price at which such Product is sold in the applicable country in a non-bundled sale or, if not sold in the applicable country in a non-bundled sale, the average price at which such Product is sold in a non-bundled sale across all countries in which such Product is sold. For purposes of this paragraph, “Combination Product” means a Product that is sold together with any other products and/or services at a unit price, whether packaged together or separately with another pharmaceutical product or other device, equipment, instrumentation, or other components (other than solely containers or packaging exclusively for the Product). Notwithstanding the foregoing, in the event the Next BEMA Product or Substitute BEMA Product is a Combination Product, there shall be no deduction from Net Sales.

w. “Next BEMA Product” means the first product using BEMA Technology approved by the U.S. Food and Drug Administration or foreign equivalent thereof under a new drug application or abbreviated new drug application and commercialized by BDSI, its Affiliates or sublicensees, immediately following the initial launch, marketing and sale of BEMA-Fentanyl. For the avoidance of doubt, Next BEMA Product, regardless of which jurisdiction first approved, shall include such product in all jurisdictions in which such Next BEMA Product is commercialized.

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x. “Person” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

y. “Product” means (i) the Next BEMA Product, and any Improvement thereto; or (ii) in the event CDC shall exercise the CDC Option pursuant to Section 3(b) hereto, the Substitute BEMA Product, and any Improvement thereto.

z. “Purchase Agreement” will have the meaning specified in Section 6 hereof.

aa. “Related Agreements” will have the meaning specified in Section 2(a) hereof.

bb. “Right of First Negotiation” will have the meaning specified in Section 6 hereof.

cc. “Substitute BEMA Product” means any product using BEMA Technology approved by the U.S. Food and Drug Administration or foreign equivalent thereof under a new drug application or abbreviated new drug application and commercialized by BDSI, its Affiliates of sublicensees, following the initial launch, marketing and sale of the Next BEMA Product. For the avoidance of doubt, Substitute BEMA Product, regardless of which jurisdiction first approved, shall include such product in all jurisdictions in which such Substitute BEMA Product is commercialized.

dd. “Subsidiary” means (i) a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other persons or entities performing similar functions for such person or entity, are owned, directly or indirectly, by such person or entity or (ii) a corporation or other entity in which such persons or entity own, directly or indirectly, more than 50% of the equity interests at such time.

2. Representations and Warranties of BDSI. BDSI hereby represents and warrants to CDC as follows (which representations and warranties are subject to and expressly qualified by the information contained in BDSI’s filings under the Securities Exchange Act of 1934, as amended (“Exchange Act”) made prior to the date of this Agreement (collectively, together with all exhibits to such filings, the “Exchange Act Filings”), copies of which have been reviewed by CDC with the information contained therein being hereby acknowledged by CDC):

a. Organization, Good Standing and Qualification. Each of BDSI and each of its Subsidiaries is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of BDSI and each of its Subsidiaries has the corporate or limited liability company, as the case may be, power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, to (1) execute and

CONFIDENTIAL TREATMENT REQUESTED

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deliver (i) this Agreement, and (ii) all other documents and instruments entered into in connection with the transactions contemplated hereby (collectively, the “Related Agreements,” and (2) carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted. Each of BDSI and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation or limited liability company, as the case may be, in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not result in a Material Adverse Effect.

b. Authorization; Binding Obligations. All corporate or limited liability company, as the case may be, action on the part of BDSI and each of its Subsidiaries (including their respective officers and directors) necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of BDSI and its Subsidiaries hereunder and under the other Related Agreements at the Closing, and the issuance and delivery of this Agreement and the Related Agreements has been taken or will be taken prior to the Closing. This Agreement and the Related Agreements, when executed and delivered and to the extent it is a party thereto, will be valid and binding obligations of each of BDSI and each of its Subsidiaries, enforceable against each such entity in accordance with their terms, except:

i. as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

ii. general principles of equity that restrict the availability of equitable or legal remedies.

c. Compliance with Other Instruments. Neither BDSI nor any of its Subsidiaries is in violation or default of (x) any term of its Charter or Bylaws, or (y) any provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 2(j), the execution, delivery and performance of and compliance with this Agreement and the Related Agreements to which it is a party will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of BDSI or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to BDSI, its business or operations or any of its assets or properties.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

3. Royalty Acquisition.

a. Royalties. Commencing for the first full calendar quarter elapsed during the calendar year in which the Product is first sold in a commercial sale, and subject to the CDC Option set forth in Section 3(b) below, BDSI will pay to CDC, on a quarterly basis, a one percent (1%) royalty on worldwide annual Net Sales of the Product.

i. Timing of Payments. All amounts due CDC pursuant to this Section 3(a) shall be payable quarterly in arrears and such payments shall be made by BDSI to CDC within sixty (60) days after March 31, June 30, September 30 and December 31 of each year. Each quarterly payment shall be accompanied by a written statement of royalties as described in Section 3(a)(ii) below.

ii. Written Statement. Along with each remittance of payments pursuant to Section 3 to CDC, BDSI shall include a report covering: (i) the gross sales of all Product sold by BDSI, its Affiliates and sublicensees, (ii) the Net Sales of all Product sold by BDSI, its Affiliates and its sublicensees, during the calendar quarter and the detailed calculation of the reconciliation between gross sales and Net Sales showing those items allowed to be deducted from gross sales pursuant to the definition of Net Sales; (iii) the royalties payable in U.S. Dollars with respect to Net Sales; (iv) the exchange rates used in determining the amount of Dollars. If no sales of Product have been made during any reporting period, BDSI will provide a statement to this effect to CDC.

iii. Royalty Term. The royalty obligation of BDSI under this Agreement shall expire, unless earlier terminated pursuant to Section 3(a)(iv) below, upon the last commercial sale of the Product anywhere in the world and such obligation and the provisions of this Section 3 shall survive the termination of this Agreement.

iv. Royalty Termination. The royalty obligation of BDSI under this Agreement shall immediately terminate at any time if annual Net Sales of Product equals less than seven million five hundred thousand dollars ($7,500,000.00) in any calendar year following the third (3rd) anniversary of initial launch of the Product and CDC receives eighteen thousand seven hundred fifty dollars ($18,750.00) in three (3) consecutive quarters as payment for CDC’s one percent (1%) royalty on worldwide annual Net Sales of the Product during such calendar year.

b. CDC Option. CDC shall have the right, in its sole discretion, to exchange its royalty rights to the Next BEMA Product in favor of royalty rights to the Substitute BEMA Product, as further described below (the “CDC Option”). In the event CDC shall exercise the CDC Option pursuant to this Section 3(b), BDSI shall pay CDC, on a quarterly basis, a one percent (1%) royalty on worldwide annual Net Sales of the Substitute BEMA Product, beginning in the first calendar quarter immediately following

CONFIDENTIAL TREATMENT REQUESTED

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CDC’s exercise of the CDC Option. Any exercise of the CDC Option shall be by means of a written notice of exercise duly executed by an authorized signatory of CDC and duly delivered to BDSI within six (6) months of the commercial launch (estimated to be the date of the first commercial sale, foreign or U.S.) of the Substitute BEMA Product, and BDSI shall be credited against royalties due on the Substitute BEMA Product for any royalties paid to the CDC on the Next BEMA Product with respect to Net Sales thereof occurring prior to the first day of the first full calendar quarter immediately following CDC’s exercise of the CDC Option. The exercise of the CDC Option shall immediately become effective upon delivery by CDC of such written notice by CDC; provided, however, that the CDC Option shall terminate with no action required on the part of BDSI in the event that CDC fails to deliver such written notice within six (6) months of such initial commercial launch. BDSI may not reject or fail to accept the exercise by CDC of the CDC Option.

c. BDSI Option. BDSI shall have the right, no earlier than six (6) months prior to the initial commercial launch of the Next BEMA Product, to propose in writing the key terms pursuant to which it would repurchase from CDC the royalty obligations owed to CDC described in Section 3 of this Agreement. If CDC elects to enter into such discussions, which election shall be given to BDSI within fifteen (15) business days after receipt of such proposed terms, each of BDSI and CDC agree to negotiate in good faith for the remaining period during such six (6) months prior to commercial launch of the Next BEMA Product. BDSI agrees to cooperate and provide all information reasonably requested by CDC to evaluate any such proposed transaction. If during such six (6) month period leading up to initial commercial launch of the Next BEMA Product, the Parties do not enter into a binding agreement with respect to such a transaction, then CDC shall be free to receive its royalties pursuant to this Agreement.

d. Payment Currency. All amounts due under this Agreement shall be paid to the designated Party in United States dollars. The U.S. dollar equivalent of Net Sales incurred in a currency other than U.S. Dollars shall be calculated using the methodology set forth in any license, strategic or collaborative partnership agreement with a third party generating such sales, or otherwise using the average of the spot rate (the “Closing mid-point rates” found in the “Dollar spot forward against the Dollar” table published by The Financial Times, or any other publication agreed to by the Parties) prevailing during the calendar quarter of the applicable royalty payment.

e. Payments. All payments under this Section 3 shall be made on or before the due date by electronic transfer in immediately available funds to the respective account designated in writing by CDC at least two (2) Business Days before the payment is due. BDSI shall notify CDC’s treasurer, or such other CDC representative as CDC’s treasurer shall designate in writing, by facsimile transmission as to the date and amount of any payment that BDSI shall make at least two (2) Business Days prior to such transfer. All payments under this Section 3 shall bear interest from the date due until paid at a rate equal to the lesser of (a) one percent (1%) per month or (b) the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after the date such payments are due.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

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f. Books and Records. BDSI shall keep comprehensive books and records relating to this Agreement in accordance with GAAP. Such books and records shall document all gross sales and Net Sales and include all information subject to audit pursuant to Section 3(g) below. All such books and records shall be maintained for three (3) years following the relevant year or such longer period as is required by Law.

g. Audits. These audit and adjustment provisions apply with respect to all payments due or owing pursuant to this Agreement. CDC shall have the right to have the applicable books and records of BDSI audited under appropriate confidentiality provisions for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations under this Agreement. Any such audit shall be conducted no more than once each year, and upon at least ten (10) Business Days’ advance notice during normal business hours and in a manner that does not interfere unreasonably with the business of BDSI. The results of any such audit shall be delivered in writing to each Party. Any underpayment determined by such audit shall promptly be paid by BDSI. If BDSI has underpaid amounts due under this Agreement by more than five percent (5%) over any twelve (12) month reporting period, BDSI shall also reimburse CDC for the cost of such audit (with the cost of the audit to be paid by CDC in all other cases), plus interest, from the date of any such underpayment or overpayment.

h. Information Rights. CDC shall be entitled to the following rights:

i. Right to Information Regarding Development Activities. BDSI shall, upon request, provide CDC with quarterly reports summarizing activities undertaken by or on behalf of BDSI with respect to the development of the Next BEMA Product and the Substitute BEMA Product, so as to keep CDC reasonably advised of BDSI’s development activities with respect to the Next BEMA Product and the Substitute BEMA Product. Notwithstanding the foregoing, in the event CDC exercises the CDC Option to acquire the royalty rights to the Substitute BEMA Product, BDSI shall no longer be obligated to provide the information rights required in this Section with respect to the Next BEMA Product or if the CDC Option expires, BDSI shall no longer be obligated to provide the information rights required in this Section 3 with respect to the Substitute BEMA Product.

ii. Right to Information Regarding Commercialization Activities. BDSI shall, upon request, provide CDC with quarterly reports summarizing activities undertaken by or on behalf of BDSI with respect to the commercialization of the Next BEMA Product and the Substitute BEMA Product, so as to keep CDC reasonably advised of BDSI’s commercialization activities with respect to the Next BEMA Product and the Substitute BEMA Product. Notwithstanding the foregoing, in the event CDC exercises the CDC Option to acquire the royalty rights to the Substitute BEMA Product, BDSI shall no longer

CONFIDENTIAL TREATMENT REQUESTED

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be obligated to provide the information rights required in this Section 3 with respect to the Next BEMA Product or if the CDC Option expires, BDSI shall no longer be obligated to provide the information rights required in this Section 3 with respect to the Substitute BEMA Product.

4. Conditions to Closing.

a. No Default. BDSI shall not be in breach or default of this Agreement or any Related Agreement, under a loan or otherwise, between BDSI, on the one hand, and the CDC, on the other hand.

b. Representations and Warranties. The representations and warranties contained in this Agreement and the Related Agreements shall be true and correct.

c. Delivery of Documents. BDSI shall have delivered or caused to be delivered to the CDC the following documents:

i. this Agreement, duly executed by BDSI;

ii. copies of resolutions adopted by the Board of Directors of BDSI authorizing the execution, delivery and performance in accordance with the terms of this Agreement, the other Related Agreements and any other documents required or contemplated hereunder or thereunder; and

iii. all other documents or information as shall be reasonably requested by the CDC.

d. Dispute. All disputes between the CDC and BDSI relating to the CDLA (including, without limitation, those referenced in that certain Dispute Resolution Agreement between the CDC and BDSI dated March 12, 2007) shall be waived, released and dismissed with prejudice pursuant to a mutually agreeable instrument signed simultaneously herewith.

e. Termination of Hopkins Agreement. The option to enter into that certain Royalty Purchase Agreement pursuant to that certain Promissory Note, dated April 2, 2007 and issued by BDSI to Hopkins Capital Group II, LLC, shall terminate; and warrants to purchase 475,000 shares of BDSI’s common stock at an exercise price of $5.55 shall be issued to Hopkins Capital Group II, LLC.

f. Press Release. If BDSI determines to issue a press release, the parties hereto shall mutually agree to the timing and content of any such press release to be issued by BDSI announcing this Agreement and the transactions contemplated hereby.

5. Covenants of BDSI.

a. Promissory Note. No later than twenty (20) days following execution of this Agreement, BDSI acknowledges and agrees to open a deposit account with [Southwest

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Bank] for the benefit of CDC. In connection therewith, BDSI shall negotiate, in a form satisfactory to CDC, a control agreement whereby all funds deposited in such account shall be for the benefit of CDC and shall not be withdrawn without the prior written consent of CDC. BDSI further acknowledges and agrees that, no later than three (3) business days following receipt by BDSI of the HSR Date (as defined in that certain License and Development Agreement, dated as of the date hereof, by and among, BDSI, Arius Pharmaceuticals, Inc. and Meda AB), BDSI shall deposit $ $2,094,750, representing principal and all accrued and to accrue interest under that certain $1.9M Promissory Note, dated March 12, 2007, by BDSI for the benefit of CDC (the “Note”), in such account. Any failure by BDSI to comply with the provisions of this Section 5(a) shall result in an Event of Default under the Note and immediately accelerate all obligations thereunder.

b. Consent. Until a determination is received by BDSI from the FDA relating to the Approval, Non Approval, or conditions to Approval of the NDA (as such terms are defined in the CDLA), BDSI, without the prior written consent of the CDC, shall not, and shall not permit any of its Subsidiaries to: (i) enter into any agreement for the acquisition of the operations, assets or the capital stock of any corporation or other business entity; (ii) enter into the license, or similar agreement, for any pharmaceutical drug or drug candidate to BDSI; or (iii) issue or sell any common stock, any warrants or other rights to acquire common stock or any other securities that are convertible into common stock pursuant to a private placement of securities or other private transaction, with the exception of grants of options to employees, directors or consultants pursuant BDSI’s approved option plan.

6. Amendment to Right of First Negotiation. Each of BDSI and CDC desires to amend that certain Securities Purchase Agreement, dated as of May 16, 2006, between BDSI and CDC, as amended from time to time, including, without limitation, pursuant to that certain Stipulation, dated as of October 26, 2006, between BDSI and CDC, Index No. 06/603626, ordered by the Supreme Court of the State of New York, County of New York (as amended, the “Purchase Agreement”) pursuant to which, among other things, CDC has been granted a right of first negotiation on certain financing transactions of BDSI as set forth in Section E(4) of the Purchase Agreement (the “Right of First Negotiation”). As a result, each of BDSI and CDC hereby acknowledges and agrees that from and after the date of this Agreement, the provisions of Section E(4) of the Purchase Agreement, as so amended, shall be amended and superseded in their entirety by Section 5(m) of this Agreement as follows: In the event BDSI, at any time prior to BDSI maintaining a volume weighted average stock price (calculated by adding up the U.S. Dollars traded for every transaction in BDSI common stock (average of the bid and ask price multiplied by number of shares traded) and then dividing by the total shares traded for the day) of $9.00 per share (as listed on the NASDAQ Capital Market and adjusted for stock splits, reverse stock splits, stock dividends and such similar transactions), for ten (10) trading days during any twenty (20) consecutive trading day period, desires to enter into a transaction with any third party to offer and sell its debt and/or equity securities for cash other than (i) in connection with a bona fide commercial partnering transaction relating to BDSI’s BEMA Fentanyl product or (ii) to the extent of any debt financing from a federal or state accredited bank, provided the annualized interest rate thereunder will not exceed 18% (a “Financing Transaction”), BDSI agrees to:

(A) First provide CDC a written notice containing all of the terms and conditions pursuant to which BDSI would enter the Financing Transaction (the “Definitive Terms”). For a period of ten (10) days following CDC’s receipt of the Definitive Terms (the “Acceptance Period”), CDC shall have the right, but not the obligation, (the “Acceptance Right”) to elect in writing to engage in the Financing Transaction on the Definitive Terms.

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(B) If, during the Acceptance Period, CDC elects to exercise its Acceptance Right, BDSI and CDC agree to then exclusively negotiate, definitive documentation relating to the Financing Transaction for a period not to exceed thirty (30) days from the date of CDC’s exercise of its Acceptance Right. The definitive documentation shall be based upon, and shall be consistent in all material respects with, the Definitive Terms, without modification. Each of BDSI and CDC acknowledges and agrees to negotiate in good faith and to use commercially reasonable efforts to close the Financing Transaction within such thirty (30) day period.

(C) If, during the Acceptance Period CDC does not elect to exercise its Acceptance Right, or, in the event the Acceptance Right is exercised pursuant to paragraph (A) above, but a closing of the Financing Transaction does not occur within the thirty (30) day period referred to paragraph (B) above, then BDSI shall have sixty (60) days in which to consummate a Financing Transaction with any third party with no further action or approval required by the CDC; provided, however, that the terms and conditions of such transaction shall be not less favorable to BDSI than the terms and conditions set forth in the Definitive Terms.

7. Miscellaneous.

a. Withholding Taxes. If and to the extent that BDSI in good faith determines that it is required by the applicable law of any relevant jurisdiction to deduct and withhold any taxes or similar amounts from payments to the CDC or its assigns hereunder, it shall advise the affected payee as to the basis of such determination prior to actually deducting and withholding such taxes and shall afford the CDC a reasonable opportunity to provide any forms or take any other steps which would result in an exemption from, or entitlement to a reduced rate of, any such withholding taxes. In the event BDSI shall so deduct or withhold taxes from amounts payable hereunder, BDSI (i) shall pay to or deposit with the appropriate taxing authority in a timely manner the full amount of taxes it has deducted or withheld; (ii) shall provide evidence of payment of such taxes to, or the deposit thereof with, the appropriate taxing authority and a statement setting forth the amount of taxes deducted or withheld, the applicable rate, and any other information or documentation reasonably requested by the CDC; and (iii) shall forward to the CDC any official tax receipts or other documentation with respect to the payment or deposit of the deducted or withheld taxes as may be issued from time to time by the appropriate taxing authority.

b. Governing Law; Jurisdiction and Waiver of Jury Trial.

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WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

i. THIS AGREEMENT AND THE OTHER RELATED AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN THE PRINCIPLES SET FORTH IN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ii. BDSI HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BDSI, ON THE ONE HAND, AND THE CDC, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER RELATED AGREEMENTS; PROVIDED, THAT THE CDC AND BDSI ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE CDC FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE CDC. BDSI EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BDSI HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. BDSI HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BDSI AT THE ADDRESS SET FORTH IN SECTION 6(J) AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BDSI’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

iii. BDSI DESIRES THAT ANY DISPUTE RELATED HERETO BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, BDSI HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE,

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE CDC AND/OR BDSI ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

c. Severability. Wherever possible each provision of this Agreement and the Related Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Related Agreement shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

d. Survival. The covenants and agreements made herein shall survive any investigation made by either party and the closing of the transactions contemplated hereby to the extent provided therein; the representations and warranties made herein shall survive the closing for a period of twelve months.

e. Successors. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto.

f. Assignments. Neither BDSI nor any Subsidiary may assign or delegate this Agreement or its rights and obligations hereunder or under any Related Agreement without the prior written consent of the CDC. CDC may assign or delegate its rights and obligations at any time without the consent of BDSI.

g. Entire Agreement. This Agreement, the Related Agreements, the exhibits and schedules hereto and thereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

h. Amendment and Waiver.

i. This Agreement may be amended or modified only upon the written consent of BDSI and the CDC.

ii. The obligations of BDSI and the rights of the CDC under this Agreement may be waived only with the written consent of the CDC.

iii. The obligations of the CDC and the rights of BDSI under this Agreement may be waived only with the written consent of BDSI.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

i. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement or the Related Agreements, by law or otherwise afforded to any party, shall be cumulative not alternative.

j. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

i. upon personal delivery to the party to be notified;

ii. when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

iii. three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

iv. one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

If to BDSI, to:	BioDelivery Sciences International, Inc. 2501 Aerial Center Parkway, Suite 205 Morrisville, NC 27560
	Attention:	Mark A. Sirgo
	Facsimile:	(919) 653-5161

with a copy to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail Suite 300
Raleigh, NC 27607
	Attention:	Larry E. Robbins
	Facsimile:	(919) 781 4865

If to the CDC, to:	CDC IV, LLC
47 Hulfish Street, Suite 310
Princeton, NJ 08542
	Facsimile:	609-683-5787
	Attention:	David R. Ramsay

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

with a copy to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540-6241
Attention:	Denis Segota, Esq.
Facsimile:	(609) 919-6701

or at such other address as BDSI or the CDC may designate by written notice to the other parties hereto given in accordance herewith.

k. Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement or any Related Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement and/or such Related Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

l. Fees and Expenses. Each of the CDC and BDSI will bear their respective expenses in connection with the execution of this Agreement and any Related Agreement.

m. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

n. Facsimile Signatures; Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

o. Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7(o) being untrue.

p. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and the Related Agreements and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement or any Related Agreement to favor any party against the other.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed in its name effective as of this 5th day of September, 2007.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and Chief Executive Officer

CDC IV, LLC

By:	/s/ David Ramsey
Name:	David Ramsey
Title:	Partner